Exhibit 8.1

SUBSIDIARIES OF THE COMPANY

Subsidiary Name	Jurisdiction of Incorporation/Formation

Adventure Two S.A.	Marshall Islands
Adventure Three S.A.	Marshall Islands
Adventure Four S.A.	Marshall Islands
Adventure Five S.A.	Marshall Islands
Adventure Six S.A.	Marshall Islands
Adventure Seven S.A.	Marshall Islands
Adventure Eight S.A.	Marshall Islands
Adventure Nine S.A.	Marshall Islands
Adventure Ten S.A.	Marshall Islands
Adventure Eleven S.A.	Liberia
Adventure Twelve S.A.	Liberia
Adventure Fourteen S.A.	Liberia
Adventure Fifteen S.A.	Liberia
Nemorino Shipping S.A.	Liberia
Fiorello Shipping S.A.	Liberia
Figaro Shipping S.A.	Liberia
Standcorp International Limited	British Virgin Islands